Exhibit 4.78

Certain portions of this Exhibit have been omitted pursuant to a request for “Confidential Treatment” under Rule 24b-2 of the Securities and Exchange Commission. Such portions have been redacted and bracketed in the request and appear as [*] in the text of this Exhibit. The omitted confidential information has been filed with the Securities and Exchange Commission.

EXECUTION COPY

COLLABORATION AGREEMENT

Between ProSeed Capital and Amarin Pharmaceuticals Ireland Limited

GENERAL:

This Agreement is made and entered into as of the date of last signature of this Agreement.

Parties:

AMARIN PHARMACEUTICALS IRELAND LIMITED an Irish company whose address is First Floor, Block 3, The Oval, Ballsbridge, Dublin 4, Ireland, and legally affiliated entities (the “Company”)

and,

Proseed Capital Holdings CVA, a Belgian company whose registered office is at 162 Avenue de Broqueville, 1200 Brussels, Belgium, and its legally affiliated entities, hereinafter referred to as “ProSeed”

Purpose

The purpose of this Agreement is to set forth the terms and conditions of the Collaboration between the Company and ProSeed.

THE COLLABORATION:

On the terms and subject to the conditions of this Agreement, ProSeed will provide the Company with such business advice and assistance detailed below as may be appropriate and mutually agreed upon by the Company and ProSeed (the “Collaboration”).

Background & Objectives:

The Company is a CNS therapeutics biopharmaceutical organization with pre-clinical and clinical stage products.  The key objective of the Collaboration between the Company and ProSeed is a Corporate Transaction, as described further below, other than a pure financing (pure financing is covered by separate agreements between the Parties).

Throughout the Term (as defined below) ProSeed shall at all times liaise with the Company and obtain the Company’s written consent before making contact with any third party with regard to a potential Corporate Transaction (upon consent being given to such contact such a party shall be deemed a “Covered Party”) and ProSeed shall use its best efforts to identify and/or locate for the Company prospective Corporate Transaction candidates. Notwithstanding the above, prior to the Commencement Date (as defined below in Section 2), the Company had given consent to ProSeed to contact a number of companies which are also deemed to be Covered Parties and which are listed in full in Schedule A. Additional names may be added to Schedule A provided pre-approved by the Company.

As part of the process ProSeed shall in such manner as is pre-agreed by the Company on a case by case basis for each Covered Party:

(i)	provide the Company with corporate contacts to access key decision-makers and influencers within Covered Parties;
(ii)	help facilitate the business process;
(iii)	help recruit internal champions within Covered Parties and present, and follow-up with each key corporate contact;
(iv)	participate in face to face meetings and in conference call sessions with Covered Parties;
(v)	assist the Company where required throughout the negotiation in order to complete successful agreements;
(vi)	involve the Company in all aspect of the process including in major presentations, conference calls and face to face meetings; and
(vii)	provide such other services as may be reasonably requested by the Company and mutually agreed upon by ProSeed and the Company.

TERMS AND CONDITIONS

1.    PROFESSIONAL FEES:

ProSeed’s compensation shall be as follows:

1.1 Success Fee -

1.1.1(a)                      Subject to Section 1.1.1(b) and Section 1.1.2(b), in the event that the Company enters into a Corporate Transaction, as hereinafter defined, with a Covered Party, then the Company agrees to pay to ProSeed or its designees [*] of all Consideration in the Corporate Transaction (the “Success Fee”).

1.1.1(b)                      In the event that the Company enters into a Corporate Transaction with a Covered Party relating to the acquisition of the entire issued outstanding share capital of the Company or the acquisition of all or substantially all of the assets of the Company, then the Company agrees to pay to ProSeed or its designees a fee calculated by reference to the table set out below, being the sum of the amount payable within the bands set out below of the Consideration in the Corporate Transaction at the corresponding percentage rate:

Amount of Consideration	Percentage Payable to ProSeed
First $[*]	[*]
Next $[*]	[*]
Increments above $[*]	[*]

PROVIDED THAT the total aggregate amount payable by the Company to ProSeed under this Section 1.1.1(b) shall be $[*] (the “Acquisition of Amarin Success Fee Cap”).

1.1.1(c)                      Subject to Section 1.1.2(b), the form of fee paid to ProSeed in any Corporate Transaction (i.e. cash and/or cash worth) shall be dictated by the actual form of Consideration in the relevant transaction.

1.1.1(d)                      For the avoidance of doubt, no sum shall be payable to ProSeed whether hereunder or otherwise in respect of any transaction which is not a Corporate Transaction or in respect of any transaction with a party which is not a Covered Party. The parties shall keep a list of Covered Parties which shall be amended upon each occasion the Company agrees to further additions to such list.

1.1.2 (a)           The Success Fee shall be calculated on all cash and non-cash consideration in the Corporate Transaction paid to the Company (e.g., in the case of out-licensing, acquisition of the Company or its assets, etc.) or by the Company (e.g., in the case of in-licensing, acquisitions by the Company, etc.), as the case may be in the relevant Corporate Transaction, during the Eligibility Period  (individually and collectively referred to as the “Consideration”) and shall apply during such Eligibility Period to all Corporate Transactions between the Company and a Covered Party (or any company within the same group of companies as such Covered Party) where the Corporate Transaction occurs during the Term or within [*] (the “Tail”) from the termination or expiration of this Agreement. The “Eligibility Period” shall mean the period starting on the closing date of a Corporate Transaction and ending [*] from such closing.

(b)           In the case of a Corporate Transaction which involves the Company paying out Consideration (in-licensing or acquisition by the Company), then (i) the Success Fee payable by the Company to ProSeed on that portion of Consideration which is immediately payable upon closing of the Corporate Transaction (the “Upfront Success Fee”) will be capped at $[*] (the “Upfront Success Fee Cap”) PROVIDED THAT the first $[*] of the Upfront Success Fee shall be payable in cash and the remainder of the Upfront Success Fee shall, at the Company’s sole discretion and subject to the Upfront Success Fee Cap, be payable in cash and/or non-cash consideration; and (ii) the remaining Success Fee payable after closing of that Corporate Transaction shall not be subject to the Upfront Success Fee Cap.  For the avoidance of any doubt, the Upfront Success Fee Cap shall apply only to in-licensing or acquisitions by the Company and does not apply in any way whatsoever to any other Corporate Transaction.

1.1.3                      As used herein, a “Corporate Transaction” shall mean any form of agreement with a Covered Party including without limitation any form of in-licensing or out-licensing, collaborative joint venture, distribution, asset purchase, asset sale, asset exchange, M&A, research and development agreement, etc..

1.1.4                      The Success Fee shall be paid and issued respectively, within 30 days of the actual receipt of, or payment by, the Company of the relevant Consideration.

2.           TERM AND TERMINATION:

The parties agree that the Agreement will be deemed to have commenced on 2 October 2007 (the “Commencement Date”) and shall continue until terminated in accordance with the provisions of this Agreement (the “Term”).

The Company and ProSeed will have the right to terminate the Agreement with 30 days written notice at any time on or after 12 months from the Commencement Date; except that ProSeed shall be entitled to the fees payable pursuant to Section 1 hereof and except that approved expenses incurred by ProSeed as a result of services rendered prior to the date of the termination shall become immediately payable in full.

3.           EXPENSES:

Subject to pre-approval by the Company, the Company will reimburse ProSeed monthly for expenses to include travel expenses including the participation in all face to face meetings with target entities, regulatory experts and external consultants, video and phone conference calls, access to paid databases or any other pre-approved expenses.

4.           RELATIONSHIP:

Nothing in this Agreement shall make or be deemed to make ProSeed an agent, employee or partner of the Company and Proseed shall not without the Company’s prior written consent incur any liability or obligation in the name of and/or on behalf of the Company or otherwise commit or bind the Company in any way. ProSeed understands that it does not have the right to commit or bind the Company to any third party agreement.  The Company shall have sole and absolute right to accept or reject any proposed transaction resulting from ProSeed’s efforts and the Success Fee shall be payable by Company to ProSeed in the manner set out above only if and when a Corporate Transaction is finally executed, exchanged and closed by the Company and the counterparty or counterparties and all pre-conditions to closing are satisfied in full.

For the avoidance of doubt, it is hereby clarified, that by entering into this Agreement the Company does not grant ProSeed the exclusive right to provide the Company with the services and support described herein, and the Company shall be entitled and shall have the full right according to its sole discretion to establish any connection with any person or corporation, either by itself or by others on its behalf.

5.           USE OF INFORMATION:

The Company acknowledges that all opinions and advice (oral or written) given by ProSeed to the Company and/or its officers, directors, employees or others in connection with ProSeed's engagement hereunder, are intended solely for the benefit of the Company and may be used by the Company in considering the matters to which they relate. The Company agrees that no such opinion or advice may be used by any other person, firm or entity or otherwise reproduced, disseminated, quoted or referred to at any time, in any manner or be made available by the Company (or such persons), without ProSeed's express written consent.

6.           LIABILITY OF PROSEED:

In furnishing the Company with management advice and other services, ProSeed or any of their officers, directors, consultants, advisors, partners, agents or affiliates shall not be liable to the Company or its creditors for errors of judgment or for any other act except breach of the terms of this Agreement, willful misconduct or bad faith in the performance of ProSeed’s duties. ProSeed understands that it is not being asked to render a fairness opinion with respect to any proposed transaction.

It is further understood and agreed that ProSeed is relying upon information furnished to it, which it reasonably believes to be accurate and reliable, and that, except as herein provided, Proseed shall not be accountable for any loss suffered by the Company by reason of the Company action or inaction on the basis of any recommendation, advice or approval of Proseed, its partners, employees, or agents.

7.           OWNERSHIP AND RIGHTS:

All the Company information and all title, patents, patent rights, and other intellectual property owned by the Company (collectively “Rights”) in connection therewith shall remain the sole property of the Company.

8.           CONFIDENTIALITY:

For the purposes of this Agreement, the term “Confidential Information” shall mean this Agreement, and any information, either in oral or written form, owned by either the

Company or ProSeed and communicated to the other and so identified as Confidential Information including all Proseed reports and progress reports, planning documents, ideas, techniques, proprietary know-how, formulations, market data, financial plans, members of ProSeed’s network and customer lists, activities, products and services of the Company and/or of companies and/or entities in which the Company has an interest including by way of holdings and/or investing therein, or products and services, business and marketing plans, customers, prospective developments and plans, etc. Further, the Company agrees that all information regarding ProSeed, its directors, advisors, consultants and network members, this Agreement’s terms and any proposals and written reports provided by ProSeed shall be considered Confidential Information.

During the Term and for a period of five (5) years following the expiration and/or termination hereof, each party (except as is explicitly otherwise provided hereby) shall keep confidential, shall not use for itself or for the benefit of others and shall not copy or allow to be copied in whole or in part any Confidential Information disclosed to such party by the other.

The obligations of confidentiality imposed upon the parties hereto shall not apply with respect to Confidential information which:

A.
Is known to the recipient thereof prior to receipt thereof from the other party hereto, in a manner which did not result in the breach of any confidentiality obligation between disclosing party and any other party;

B.	Is disclosed to said recipient after the date hereof by a third party who has the right to make such disclosure;
C.	Is or becomes a part of the public domain through no fault of the said recipient; or
D.
Is required to be disclosed by applicable law, regulation or court proceeding in which case the recipient shall give the disclosing party as much advance notice of the proposed disclosure as is practical (including a copy of any written request or order), and shall cooperate with the disclosing party in any effort to limit or restrict such disclosure, via a protective order or otherwise.

9.           LIMITATION ON BUSINESS ACTIVITY:

During the Term of this Agreement and until 12 months from its expiration or termination neither party shall solicit or request any of the other’s employees, directors, advisors, consultants as a paid or unpaid consultant, advisor, employee or board member, without prior written approval (such approval not to be unreasonably withheld, conditioned  or delayed).

10.           TRACKING OF PAYMENTS:

The Company shall notify ProSeed promptly on any Corporate Transaction or other events that makes ProSeed eligible to Success Fees (the “Event”) according to the agreed terms herein. Proseed shall receive a copy of any agreement between the Company and the relevant counterparty or counterparties.  The Company shall keep adequate records to accurately determine the payments due under this Agreement and shall upon written request from ProSeed provide ProSeed such records on an annual basis until such date when the Company meets all its payment obligations under this Agreement.

11.           RIGHT TO REVIEW RECORDS

ProSeed shall have the right to use one of the top five accounting firms (or other accounting firm, if acceptable both to the Company and Proseed) to audit the relevant records of the Company and verify the reports and payments required to be made hereunder any one time in any year. A reasonable notice of at least twenty one (21) business days shall be provided to the Company prior to such audit.

12.           SURVIVAL OF COMMITMENTS

All clauses, commitments and obligations of the Company and ProSeed described in this Agreement shall survive the termination or expiration of the Agreement for any reason, and shall bind any successor and assigns of any substantial portion of the Company and shall survive the Company’s acquisition by, or merger with a third party entity.

13.           ANNOUNCEMENT:

Following the closing and public announcement of any Corporate Transaction, ProSeed may, at its own expense, place customary tombstone announcements or advertisements in financial newspapers and journals describing its services hereunder provided that any such announcement or advertisement is pre-approved by the Company.

14.           GOVERNING LAW:

Interpretation of this Agreement, as well as resolution of all disputes arising out of or related to this Agreement or the validity, performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the laws of England.

15.           DISPUTE RESOLUTION:

Any dispute, controversy or claim initiated by either party arising out of, resulting from or relating to this Agreement, or the performance by either party of its obligations under this Agreement whether before or after termination of this Agreement, shall be submitted to a single arbitrator to be agreed by the parties.  In the event that the parties are unable to select an arbitrator acceptable to both parties within 20 days of the date one party has notified the other party of its request for arbitration, the dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The cost of arbitration shall be borne by the party whose contention was not upheld by the arbitration proceedings, unless otherwise provided in the arbitration award.

16.           MISCELLANEOUS:

This Agreement sets forth the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.  If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect.  This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both Proseed and the Company.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers and/or representatives duly authorized under seal, the day and year first above written.

The Company	PROSEED

By: /s/ Tom Maher	By: /s/ Benjamin Van Oudenhove

Name: Tom Maher	Name: Benjamin Van Oudenhove

Title: Company Secretary	Title: Chairman

Date: January 8, 2008	Date: ______________________

Schedule A Covered Parties as at Commencement Date

Samaritan
NeuroDerm Ltd
Esther Neurosciences Ltd
D-Pharm Ltd
Xytis